Exhibit 99.1

Magellan Receives Post-Completion Payment for Sale of Onshore Australia Assets

DENVER, April 17, 2014 /Marketwired/ -- Magellan Petroleum Corporation (“Magellan” or the “Company”) (NASDAQ:MPET) announced today that on April 15, 2014, it received the final AUD $5.0 million payment contemplated by the Share Sale and Purchase Deed (the “Sale Deed”) entered into with Central Petroleum Limited (“Central”) (ASX:CTP) for the sale of the Company’s onshore Australia assets (the “Transaction”). Previously, the Company announced the completion of the Transaction on March 31, 2014.

In total, the Company has now received from Central AUD $20.0 million in cash and 39.5 million newly issued shares of Central stock, equivalent to an approximate 11% ownership interest. Magellan is now Central’s single largest shareholder. Based on the Central closing price on April 16, 2014, this stock represents a total value of AUD $20.9 million, or a AUD $5.9 million increase over the issuance value of AUD $15.0 million as determined on the Execution Date.

J. Thomas Wilson, President and CEO of the Company, stated: “Due to the substantial appreciation of Central’s share price since announcing this Transaction in February, the Company at this point has realized effectively over AUD $40.0 million in value for the sale of its onshore Australia assets. With the AUD $20.0 million in cash proceeds, we believe we have sufficient funds to complete our CO2-enhanced oil recovery pilot at Poplar and drill exploratory wells in the UK to establish the value of these projects. Therefore, we intend to continue holding our position in Central’s stock, which we believe represents an opportunity for further substantial appreciation. With over 70 million acres under permit onshore Australia, several active exploration programs, and current or near term production from Palm Valley, Dingo, and Surprise, we believe that Central will continue to find opportunities to increase value for its shareholders. For instance, on April 15, 2014, Central announced that its Mount Kitty #1 Well, which is located along the southern flank of the Amadeus Basin and is operated by Santos under a farm-out agreement, has tested natural gas and helium. While further time is needed to evaluate this prospect, this announcement is very encouraging and speaks to the upside value potential of our ownership stake.”

CAUTIONARY INFORMATION ABOUT FORWARD LOOKING STATEMENTS
Statements in this press release, including forecasts or projections that are not historical in nature, are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "anticipate", "assume", "believe", "budget", "estimate", "evaluate", "expect", "forecast", "intend", "should", "initial", "plan", "project", and similar expressions are intended to identify forward looking statements. These statements about the Company may relate to its businesses and prospects, planned capital projects and expenditures (including those relating to the Poplar CO2-EOR project), increases or decreases in oil and gas production and reserves, estimates regarding resource potential, revenues, expenses and operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: whether the Company will realize the expected benefits of the sale of its onshore Australian assets under the Sale Deed, including through the future value of Central's stock; whether Central will realize the expected benefits from the preliminary test findings through the successful completion of the Mount Kitty #1 Well; Central's ability to develop its acreage; the variability of the Company's estimates regarding annual savings in G&A expenses; the technical and economic viability of CO2-EOR techniques at Poplar; our ability to enter into a long term CO2 supply for our Poplar CO2-EOR project; the value of our UK acreage position, the uncertain nature of oil and gas prices in the United States; uncertainties inherent in projecting future rates of production from drilling activities; the uncertainty of drilling and completion conditions and results; the availability and cost of drilling, completion, and operating equipment and services; and other matters discussed in the "Risk Factors" section of The Company's most recent Annual Report on Form 10K and most recent Quarterly Report on Form 10Q. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events, or otherwise.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company focused on the development of a CO2-enhanced oil recovery ("CO2-EOR") program at Poplar Dome in eastern Montana and the exploration of unconventional hydrocarbon resources in the Weald Basin, onshore UK. Magellan also owns an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, which the Company currently plans to farm-out; and an 11% ownership stake in Central Petroleum Limited (ASX: CTP), a Brisbane based junior exploration and production company that operates one of the largest holdings of prospective onshore acreage in Australia. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404 or IR@magellanpetroleum.com